Registration No. 33-

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                SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549
                          FORM S-8
                   REGISTRATION STATEMENT
                            Under
                 THE SECURITIES ACT OF 1933
                 --------------------------

            COMPUTER ASSOCIATES INTERNATIONAL, INC.
     (Exact name of Registrant as specified in its Charter)
                 --------------------------
             Delaware                    13-2857434
    State or other jurisdiction of    (I.R.S.  Employer
    incorporation or organization)    Identification No.)
                --------------------------
                  One Computer Associates
               Islandia, New York 11788-7000
     (Address of principal executive offices)(Zip Code)
                --------------------------
      COMPUTER ASSOCIATES 1998 SALES COMPENSATION PLAN
    COMPUTER ASSOCIATES 1998 EMPLOYEE STOCK PURCHASE PLAN
                (Full title of the plan)


                        IRA ZAR
     Senior Vice President - Chief Financial Officer
          COMPUTER ASSOCIATES INTERNATIONAL, INC.
  One Computer Associates Plaza, Islandia, New York 11788-7000
          (Name and address of agent for service)


                     (516) 342-5224
   (Telephone number, including area code, of agent for service)
                ---------------------------
              CALCULATION OF REGISTRATION FEE
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

                                       Proposed    Proposed
                                       Maximum     Maximum
                                       Offering    Aggregate   Amount of
Title of Securities  Amount to be      Price       Offering    Regristration
to be Registered	   Registered (1)    Per Unit    Price       Fee
-------------------  --------------    --------    ---------   -------------
Common Stock, $.10     500,000 Shares  $ 33.75     $16,875,000 $  4,978.13
par value per share, 1,500,000 Shares  $ 33.75     $50,625,000 $ 14,934.38
together with the
associated right to
purchase shares of
Series One Junior
Participating
Preferred Stock,
Class A, without
par value.
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TOTAL:               2,000,000 Shares              $67,500,000 $ 19,912.51
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



(1) Rights are attached to and trade with the Registrants Common Stock and are issued for no additional consideration. The value attributable to Rights, if any, is reflected in the market price of the Common Stock. No additional registration fee is required.


	                       PART I



Item 1.  Plan Information



Item 2.  Registrant Information and Employee

            Plan Annual Information



	                       PART II

Item 3.  Incorporation of Documents by Reference.

              The documents listed in (a) through (c) below are hereby incorporated by reference in this Registration Statement:

              (a)	The Registrants annual report on Form 10-K for its
fiscal year ended March 31, 1998, filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act);

              (b)	All other reports filed pursuant to Sections 13(a) or
15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above; and

              (c) The description of the Registrants common stock, par value $.10 per share, outlined in the Registrants registration statement on Form 8-A filed under the Exchange Act, which in turn incorporates by reference the description in the Registrants Registration Statement on Form S-1 (Registration No. 2-74618) filed under the Securities Act of 1933, as amended (the Securities Act).


Item 4.  Description of Securities.



              Not Applicable.



Item 5.  Interests of Named Experts and Counsel.



              Steven M. Woghin, who rendered the opinion as to the legality of the Registrants common stock to be issued pursuant hereto, is employed by the Registrant as Senior Vice President and General Counsel. Mr. Woghin is the beneficial owner of 252 shares, and of options to purchase 126,441 shares, of Registrants common stock.

Item 6.  Indemnification of Directors and Officers

              As permitted by Section of 145 of the Delaware General

Corporation Law, Article NINTH of the Registrant's Restated Certificate of Incorporation as amended provides:

              The Corporation shall to the fullest extent permitted by
Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons who it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

              The Registrants Restated Certificate of Incorporation, as amended, also limits the personal liability of directors for monetary damages in certain instances and eliminates director liability for monetary damages arising from any breach of the directors duty of care.

              The Registrant maintains insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Registrants Restated Certificate of Incorporation, as amended.


Item 7.  Exemption from Registration Claimed.



               Not Applicable.



Item 8.  Exhibits.



               See the Exhibits Index attached hereto.





Item 9.  Undertakings.



A.       The undersigned Registrant hereby undertakes:


        (1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.


    (2)  That, for the purpose of determining any liability under the

Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

    (3) To remove the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrants annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling person of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES



     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Islip, County of Suffolk and State of New York on the 21st day of August, 1998.



                             COMPUTER ASSOCIATES INTERNATIONAL, INC.



                             By: /s/Ira Zar
                                ----------------------------------
                                Ira Zar
                                Senior Vice President
                                Chief Financial Officer





	                  POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Charles B. Wang and Ira Zar, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

/s/ Charles B. Wang
----------------------------
Charles B. Wang	           Chairman, Chief Executive
                             Officer and Director
                             (Principal Executive
                             Officer)                  August 21, 1998


/s/ Ira Zar
----------------------------
Ira Zar                      Senior Vice President
                             and Chief Financial
                             Officer (Principal        August 21, 1998
                             Financial and Accounting
                             Officer)

/s/ Russell M. Artzt
----------------------------
Russell M. Artzt             Director                  August 21, 1998


/s/ Willem F.P. de Vogel
----------------------------
Willem F.P. de Vogel         Director                  August 21, 1998



/s/ Irving Goldstein
----------------------------
Irving Goldstein             Director                  August 21, 1998


/s/ Richard A. Grasso
----------------------------
Richard A. Grasso            Director                  August 21, 1998


/s/ Shirley Strum Kenny
----------------------------
Shirley Strum Kenny          Director                  August 21, 1998


/s/ Sanjay Kumar
-----------------------------
Sanjay Kumar                 Director                  August 21, 1998

                       INDEX TO EXHIBITS




Exhibit Number                                        Exhibits to
                     Description                      This Report

5       Opinion of Steven M. Woghin, Esq. as to the
        legality of the shares being offered            Exhibit 5



10.1    Computer Associates 1998 Sales Compensation
        Plan                                            Exhibit 10.1



10.2    Computer Associates 1998 Employee Stock
        Purchase Plan                                   Exhibit 10.2


23.1    Consent of Ernst & Young LLP                    Exhibit 23.1

23.2    Consent of Steven M. Woghin, Esq. (contained
        in his opinion in Exhibit 5)                    Filed as Exhibit 5